Exhibit 99.1

All references in this Exhibit 99.1 to “the Company,” “Ampio,” “we,” “us,” or “our” mean Ampio Pharmaceuticals, Inc., unless we state otherwise or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This Exhibit 99.1 contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, although not all forward-looking statements contain these identifying words. All statements regarding our future strategy, plans and expectations regarding clinical trials, future regulatory approvals, our plans for the manufacturing and commercialization of our products, future operations, projected financial position, potential future revenues, projected costs, future prospects, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

•	our need for, and ability to raise, additional capital;

•	the results and timing of our clinical trials;

•	the regulatory review process and any regulatory approvals that may be issued or denied by the U.S. Food and Drug Administration, the European Medicines Agency or other regulatory agencies;

•	our manufacturing plans;

•	our need to secure collaborators to license, manufacture, market and sell any products for which we receive regulatory approval in the future;

•	the results of our internal research and development efforts;

•	the commercial success and market acceptance of any of our product candidates that are approved for marketing in the United States or other countries;

•	the safety and efficacy of medicines or treatments introduced by competitors that are targeted to indications which our product candidates are being developed to treat;

•	the acceptance and approval of regulatory filings;

•

our current or prospective collaborators’ compliance or non-compliance with their obligations under our agreements with them, or decisions by our collaborators to discontinue clinical trials and return product candidates to us;

•	our plans to develop other product candidates; and

•	other factors discussed elsewhere in this Exhibit 99.1.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of such statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the cautionary forward-looking statements included herein and in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including in the “Risk Factors” section which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We have no duty to, and do not intend to, update or revise any forward-looking statements to reflect new information or future events or developments except to the extent required by the federal securities laws.

Business Overview

Our Product Pipeline

AMPION

Ampion for Osteoarthritis and Other Inflammatory Conditions

Ampion is the < 5 kDa ultrafiltrate of 5% Human Serum Albumin, or HSA, a biologic approved by the U.S. Food and Drug Administration, or FDA. Ampion is a non-steroidal, low molecular weight, anti-inflammatory biologic, which has the potential to be used in a wide variety of acute and chronic inflammatory conditions, as well as immune-mediated diseases. Ampion and its known components have demonstrated a broad spectrum of anti-inflammatory and immune modulatory activity which support the mechanism of action. We have published several scientific papers and peer-reviewed publications on the mechanism of Ampion.

We are currently developing Ampion as an intra-articular injection to treat the signs and symptoms of severe osteoarthritis of the knee, or OAK. Osteoarthritis is a growing condition in the United States and symptomatic OAK is expected to impact approximately 1 in 2 Americans. OAK is a progressive disease characterized by gradual degradation and loss of cartilage due to inflammation of the soft tissue and bony structures of the knee joint. Progression of the most severe form of OAK leaves patients with little to no treatment options other than a total knee arthroplasty. The FDA has stated that severe OAK is an ‘unmet medical need’ and there are currently limited licensed therapies for this indication.

We have conducted multiple clinical trials in the development of Ampion that have included over 2,000 patients.

Market Opportunity

Osteoarthritis, or OA, is the most common form of arthritis, affecting over 100 million people in the United States with over 48 million people suffering from osteoarthritis of the knee. It is a progressive disorder of the joint involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. The incidence of developing osteoarthritis of the knee over a lifetime is approximately 45%. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. Osteoarthritis is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other progressive effects include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone. The global osteoarthritis of the knee market currently addresses moderate to moderately severe OA and is over $3.0 billion. We believe that this market does not account for the underserved severely diseased patients. The global demand for osteoarthritis of the knee treatment is expected to be fueled by aging demographics and increased awareness of treatment options. Despite the size and growth of the osteoarthritis of the knee market, only a few treatment options currently exist, especially in the severely diseased patient population.

Competition

The currently available, non-surgical treatments for osteoarthritis of the knee include oral non-steroidal anti-inflammatory agents, opioids, pain patches, intra-articular, or IA, corticosteroids injections, and IA hyaluronic acid, or HA, injections. In May 2017, the Journal of the American Medical Association released a study from Tufts Medical Center and Boston University School of Public Health finding that the use of intra-articular triamcinolone compared with intra-articular saline resulted in greater cartilage volume loss, with no significant difference in knee pain severity between treatment groups. As a result, the research concluded that the results did not support use of triamcinolone for individuals with symptomatic OAK. In May 2013, the American Academy of Orthopaedic Surgeons, or AAOS, issued its second edition of clinical practice guidelines for the treatment of osteoarthritis of the knee. The AAOS was unable to recommend for or against the use of intra-articular corticosteroid injections as studies designed to indicate efficacy were inconclusive. Further, the AAOS was also unable to recommend for or against the use of acetaminophen, opioids, or pain patches as the efficacy studies in this area were also inconclusive. Most importantly, the AAOS does not recommend (with a strong ‘strength of recommendation’) the use of hyaluronic acid injections as, in the AAOS’ assessment, the clinical evidence does not support their use. This clinical practice guideline underscores a pervasive unmet need in the treatment of osteoarthritis of the knee given few accepted and available treatments. We believe Ampion is a novel treatment option that, if approved, would be the first non-steroidal, non-opioid, non-hyaluronic-based intra-articular treatment available for the treatment of pain due to severe osteoarthritis of the knee.

Clinical Development Pathway

In December 2017, we reported positive results for both the primary and secondary endpoints of our confirmatory single injection Phase III clinical trial of 168 patients, which we also refer to as the AP-003-C trial. The 12-week study evaluated the responder rate of Ampion-treated patients as defined by the Osteoarthritis Research Society International (OARSI) Standing Committee for Clinical Trials Response Criteria Initiative (OMERACT), which included pain, function, and patient global assessment in support of a label for the treatment of the signs and symptoms of severe OAK. Ampion met its primary endpoint with 71% of Ampion treated patients meeting the OMERACT-OARSI responder criteria, which exceeds the physician reported threshold of 30% for a meaningful treatment in severe osteoarthritis of the knee. Responders experienced, on average, a 53% decrease in pain as measured by WOMAC A and a 50% improvement in function as measured by WOMAC C and a 45% improvement in quality of life as measured by Patient Global Assessment (PGA). In the secondary endpoints, Ampion-treated patients achieved statistical significance in a composite endpoint of pain and function from baseline in both categories at 12 weeks, which was supported by an increase in quality of life as measured by PGA. When treated with Ampion, patients experienced significant improvement in a composite endpoint of pain and function compared to all severely diseased saline-treated patients in historical Ampion Phase III clinical trials. We believe that this data supports Ampion’s ability to address an unmet medical need and provide patients with a meaningful, non-steroidal, non-opioid, non-hyaluronic-based treatment that improves pain, function and quality of life.

In late 2017, we announced publication of an integrated analysis of 417 severely diseased OAK patients, which we believe to be the largest study treating this patient population, as a feature article in Orthopedics, an international peer-reviewed journal. The publication detailed the safety and tolerability of a single intra-articular injection of Ampion into the knee and demonstrated that patients are significantly more likely to respond to treatment with Ampion with a longer duration of response compared to saline. This data suggests that Ampion can potentially satisfy an unmet medical need for a population with few therapeutic treatment options and a debilitating symptomatic disease.

Additionally, we announced the beginning of an Open Label Extension, or OLE, study of the AP-003-C trial. The OLE study offers patients an opportunity to receive repeat injections of Ampion after they have completed the Phase III clinical trial. The OLE study is intended to address the regulatory requirements to support an expanded commercial label for repeat administration of Ampion.

We also intend to study Ampion for therapeutic applications in addition to severe osteoarthritis of the knee. We may engage development partners to study Ampion in various conditions including: (i) acute and chronic inflammatory conditions; (ii) degenerative joint diseases other than severe osteoarthritis of the knee; (iii) respiratory disorders and (iv) osteoarthritis of the hand. Based on the continuing evaluation, we are also studying Ampion’s effects on cellular behavior to indicate potential effects on disease modification across multiple conditions. If successful, we believe that these additional formulations and potential therapeutic indications will supplement the Ampion clinical portfolio, and will enable clinical applications in large therapeutic markets where there are significant unmet medical needs.

Regulatory Update

As a pharmaceutical company that operates in the United States, we are subject to extensive regulation by the FDA and other federal, state, and local regulatory agencies. The Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and FDA’s implementing regulations set forth, among other things, requirements for the testing, development, manufacture, quality control, safety, effectiveness, approval, labeling, storage, record keeping, reporting, distribution, import, export, advertising and promotion of our product candidates. Although the discussion below focuses on regulation in the United States, because that is currently our primary focus, we anticipate seeking approval for, and marketing, our products in other countries in the future. Generally, our activities in other countries would be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences.

With respect to FDA review of Ampion and our completed and ongoing clinical trials, including the AP-003-A and AP-003-C trials, we have been and expect to continue to be engaged in meetings and correspondence with the FDA about the product, its manufacturing, and the preclinical and clinical testing necessary to support Ampion’s safety and efficacy. We met with the FDA in July 2018 and have received a letter in response thereto. In the letter, the FDA stated that it considers the AP-003-A trial to be an adequate and well-controlled clinical trial that provides evidence of effectiveness of Ampion and can contribute to the substantial evidence of effectiveness necessary for approval of a Biologics License Application, or BLA, but that as a single trial the AP-003-A study alone does not appear to provide sufficient evidence of effectiveness to support a BLA. Despite our belief that the APC-003-C trial design was based on FDA guidance and feedback and consistent with FDA precedent for similar products (in intended use, in origin, and in regulatory pathway), which we reiterated with the FDA multiple times, the FDA does not consider the AP-003-C trial to be an adequate and well-controlled clinical trial. The FDA recommended that we perform an additional randomized trial with a concurrent control group and that we request a Special Protocol Assessment to obtain FDA concurrence of the trial design before beginning the study. We plan to continue to discuss with the FDA the necessity of conducting this additional trial, as we believe the current body of data is sufficient to submit the BLA.

We will also continue to address with the FDA the validation of manufacturing processes and controls for the submission of a BLA for Ampion.

Ampion Manufacturing Facility

In December 2013, we entered into a ten-year lease of a multi-purpose facility containing approximately 19,000 square feet. This facility includes an FDA-compliant clean room to manufacture Ampion, research laboratories and our corporate offices.

We moved into this manufacturing facility in the summer of 2014. Since that time, we have implemented a quality system, validated the facility for human-use products and produced Ampion. We presented on single use technology in manufacturing at the 24th Annual Aseptic Processing Technology Conference for the International Society for Pharmaceutical Engineers in February of 2015. We are now in the process of producing the FDA required registration batches of Ampion. The facility was placed in service during the first quarter of 2016. In our facility, we manufactured Ampion and the placebo (saline) for the PIVOT and AP-003-C trials.

OPTINA

Optina for Diabetic Macular Edema

Optina is a low-dose formulation of danazol that we are developing to treat diabetic macular edema, or DME. Macular edema is the most common form of non-proliferative diabetic retinopathy. In diabetic macular edema, prolonged hyperglycemia compromises endothelial cell linkage leading to vascular permeability. The leakage of fluid, solutes, proteins and immune cells cause the macula to swell and thicken. This leads to damage of the central retinal tissue and can significantly impair sharp central vision. Danazol is a synthetic derivative of modified testosterone ethisterone, and we believe it affects vascular endothelial cell linkage in a biphasic manner. At low doses, danazol decreases vascular permeability by increasing the barrier function of endothelial cells. The lipophilic low-molecular-weight weak androgen has the potential to treat multiple angiopathies. Steroid hormones control a variety of functions through slow genomic and rapid non-genomic mechanisms. Danazol immediately increases intracellular cyclic adenosine monophosphate through the rapid activation of the membrane-associated androgen, steroid binding globulin, and calcium channel receptors. At lower concentrations, danazol binds to androgen and steroid binding globulin receptors stimulating the formation of a cortical actin ring. At higher concentrations, activation of the calcium channels shifts the balance towards stress fiber formation and increases vascular permeability.

When organized into a cortical ring, filamentous actin increases the barrier function of endothelial cells by tethering adhesion molecule complexes to the cytoskeleton. In this orientation, increased cortical actin improves tight junctions which strengthen cell-to-cell adhesions. Formation of the cortical actin ring thereby restricts leakage across the cell membrane.

Market Opportunity

Type 1 and Type 2 diabetes mellitus affect 26 million people in the United States. One of the many symptoms of diabetes is local and systemic inflammation of the microvascular system. Diabetic retinopathy is a complication of diabetes and is characterized by damage to the blood vessels of the retina and can either be proliferative or non-proliferative. Proliferative damage occurs when a reduction in oxygen levels in the retina due to impaired glucose metabolism causes fragile blood vessels to grow in the vitreous humor. Non-proliferative damage occurs when existing vessels experience poor endothelial cell linkage due to increased blood glucose levels and hypertension. As discussed above, Macular edema is the most common form of non-proliferative diabetic retinopathy. In diabetic macular edema, prolonged hyperglycemia compromises endothelial cell linkage leading to vascular permeability. The leakage of fluid, solutes, proteins and immune cells cause the macula to swell and thicken. This leads to damage of the central retinal tissue and can significantly impair sharp central vision. The prevalence of Type 1 and Type 2 diabetes is 11.3% of the population above the age of 20, with an annual incidence of 1.9 million cases in the United States alone. In this population, the prevalence of diabetic macular edema is estimated at 30% of patients inflicted by the disease for 20 years or more.

Competition

There are no orally administered treatments for DME currently available nor to our knowledge are any being tested in clinical trials. The current standard of care in the United States for the treatment of DME is laser photocoagulation. The first and only approved therapy in the United States is intravitreal ranibizumab injections. Ranibizumab belongs to a therapeutic class inhibiting vascular endothelial growth factor, or anti-VEGF. It is important to note that there is significant competition from off-label anti-VEGF treatment of DME from bevacizumab. Iluvien (fluocinolone acetonide micro-insert intravitreal implant) and Dexamethasone have been approved in the United States for DME.

Clinical Development Pathway

We met with the Division of the Transplant and Ophthalmology Products of the FDA in late 2015 to discuss the results of the OptimEyes clinical trial of Optina and to seek guidance on the next steps for approval. The guidance from the FDA was that we perform a confirmatory study on patients with DME who are refractory to the currently available drugs, which if successful, would qualify Optina as a rescue medication for patients who have no treatment options (failed available therapies). The study could have significantly fewer patients than in our previous OptimEyes study, based on power calculations and guidance received from the FDA, and could include approximately 80 patients randomized 1:1 between placebo and Optina. Optina would be compared to placebo, not to other anti-VEGF drugs, since we are addressing a population that failed these alternative treatments. The FDA will consider improved vision as measured by best corrected visual acuity, which is statistically and clinically meaningful, as determined by experts in the field. The duration of the study is expected to be a maximum of 12 months. We have also considered conducting a trial in combination with other anti-VEGF drugs as we believe the effect of Optina with the anti-VEGF drugs could be cumulative.

The FDA has indicated that, for §505(b)(2) NDAs, complete studies of the safety and effectiveness of a product candidate may not be necessary if appropriate bridging studies provide an adequate basis for reliance upon the FDA’s findings of safety and effectiveness for a previously approved product.

While Optina shows promise, we are currently focusing our resources and clinical development efforts on Ampion to treat severe osteoarthritis of the knee, our highest priority. We plan to explore partnerships and/or development agreements related to Optina, pending further progress on Ampion related to severe osteoarthritis of the knee.

Financial Update

As of June 30, 2018, we had cash and cash equivalents of approximately $4.7 million as compared to approximately $7.5 million as of March 31, 2018.